Exhibit 99.1

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HINES GLOBAL INCOME TRUST ACQUIRES LOGISTICS ASSET IN WAKEFIELD FROM AEW UK CORE PROPERTY FUND

London, 6 July 2020 – Hines, the international real estate firm, and AEW UK Investment Management are pleased to announce that Hines Global Income Trust, Inc. (“Hines Global”) has acquired a UK logistics asset at Wakefield 41 Industrial Park from AEW UK Core Property Fund (“AEW Core”) for £20.635 million, adding to its growing European logistics portfolio.

Located in Wakefield, West Yorkshire, the 207,115-square-foot facility is occupied by warehousing and logistics operator Integrated Third Party Logistics Ltd (ITPL) pursuant to a lease with ten years remaining. The property provides warehousing services for Coca-Cola’s largest European manufacturing plant, which is adjacent to the asset.

The transaction deepens Hines Global’s foothold in European logistics, particularly in the UK. “We are pleased for this opportunity to further expand Hines Global’s UK logistics presence and enhance our existing portfolio of diversified global properties,” said Omar Thowfeek, Hines Managing Director – Investment Management.

The asset was acquired by AEW Core in September 2013. AEW enacted an extensive business plan of asset management in order to maximise value from the site. This included acquiring the freehold, disposing of the adjoining office building, and securing planning permission to double the size of the warehouse unit to c.200,000 square feet.

Commenting on the sale, Michael Shears, Executive Director at AEW UK said, “Since acquisition in 2013, AEW has undertaken a proactive and thorough programme of asset management and building improvement culminating in the completion of the refurbished and extended logistics unit, under-budget, to an industry high standard.”

Greg Cooper, Hines UK Director of industrial and logistics, said: “The site is a key location for the occupant and has recently doubled in size following a period of considerable growth. This latest transaction builds on our strategy to acquire logistics assets that are situated in key distribution nodes and provide critical infrastructure to tenants.”

Hines has been investing and developing in the logistics sector since 1957 with a global track record of 310 logistics projects in 11 countries. Globally, the firm has acquired 34.2 million square feet of space and developed 41.5 million square feet (with 3.9 million square feet of projects currently in design or under development) in the sector.

Previous UK logistics acquisitions for Hines Global include a 137,000-square-foot asset in Milton Keynes, a 270,000-square-foot distribution facility in Bristol, and a 216,000-square-foot warehouse in Edinburgh.

Mark Wilson, Director in the investment team at Savills, says: “We are delighted to have acted for AEW UK on the disposal of this modern high specification distribution unit. The sale signifies the continued strength for well-located high quality logistics units over 100,000 square feet.”

Hines and Hines Global were advised by C&W and Savills acted for AEW.

ENDS

For further information please contact:
AEW UK Public Relations adviser:
Tania Wild, TB Cardew
07425 536903
tania.wild@tbcardew.com

Hines Public Relations adviser:
Richard Stocks, FTI Consulting
07951 328475
richard.stocks@fticonsulting.com

AEW UK Investment Management LLP
AEW UK Investment Management LLP employs a well-resourced team comprising 26 individuals covering investment, asset management, operations and strategy. It is part of AEW Group, one of the world's largest real estate managers, with €71.2bn of assets under management as at 31 March 2020. AEW has over 700 employees, with its main offices located in Boston, London, Paris and Hong Kong and offers a wide range of real estate investment products including comingled funds, separate accounts and securities mandates across the full spectrum of investment strategies. The Investment Manager is a 50:50 joint venture between the principals of the Investment Manager and AEW. In May 2019, AEW UK Investment Management LLP was awarded Property Manager of the Year at the Pensions and Investment Provider Awards.
www.aewuk.co.uk

AEW UK Core Property Fund
AEW UK Core Property Fund aims to provide investors with exposure to a diversified, multisector portfolio of commercial property assets throughout the UK. The Fund seeks to achieve superior investment returns through relatively high income returns, strong stock selection and active management of all assets. As at 31 March 2020, the Fund had a NAV of £290.1m. For the quarter ending 31 March 2020, the AEW UK Core Property Fund, over three, five and eight years, was the top performing balanced fund in the MSCI/AREF UK Quarterly Property Fund Index with an annualised total return of 7.6%, 8.5% and 11.5% respectively.
www.aewuk.co.uk

About Hines Global

Hines Global is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global Income Trust, visit www.hinesglobalincometrust.com.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 205 cities in 24 countries. Hines has approximately $133.3 billion of assets under management, including $71 billion for which Hines serves as an investment manager, including non-real estate assets, and $62.3 billion for which Hines provides third-party property-level services. The firm has 165 developments currently underway around the world. Historically, Hines has developed, redeveloped or acquired 1,393 properties, totaling over 459 million square feet. The firm’s current property and asset management portfolio includes 539 properties, representing over 232 million square feet. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to sustainability, Hines is one of the largest and most-respected real estate organizations in the world.

Since entering Europe in 1991, Hines has grown its European platform to include offices in 16 cities as well as a presence in 49 cities in 11 countries, with €20.9 billion of assets under management in Denmark, Finland, France, Germany, Greece, Ireland, Italy, Netherlands, Poland, Spain and the United Kingdom.

Visit www.hines.com for more information.